Exhibit 10.33

EXECUTION VERSION

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

by and between

ACADEMY MANAGING CO., L.L.C.

and

KEN ATTAWAY

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of August 30, 2011 (this “Agreement”), by and between Ken Attaway (the “Executive”) and Academy Managing Co., L.L.C., a Texas limited liability company (the “Company”), hereby amends and restates the Employment Agreement by and between Executive and the Company dated as of July 1, 2009, and amended on April 20, 2011.

WHEREAS, the Company, sole general partner of Academy, Ltd., a Texas limited partnership (“Academy”), desires to retain the Executive as President of the Company and to encourage the attention and dedication to the Company of the Executive as a member of the Company’s management, in the best interests of the Company and the entities controlled by, controlling or under common control with the Company (the “Affiliates”);

WHEREAS, on August 3, 2011, there occurred the consummation of the transactions contemplated by the Purchase and Sale Agreement, dated as of May 27, 2011, entered into by and among the Company, Academy Holdings, Inc., a Nevada corporation, New Academy Holding Company, LLC, a Delaware limited liability company (“Holdco”), Associated Investors, L.L.C., a Texas limited liability company (formerly known as Associated Investors, Inc., a Nevada corporation), Allstar LLC, a Delaware limited liability company and Allstar Sub LLC, a Delaware limited liability company, whereby Holdco indirectly acquired a majority interest in Academy (the “Transaction”).

WHEREAS, the Executive is willing to commit himself to serve the Company on the terms and conditions herein provided following the Transaction;

WHEREAS, the Company and the Executive desire to set forth in this Agreement the terms and conditions of the Executive’s employment; and

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.    Employment and Term. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth. The period of employment of the Executive by the Company hereunder (the “Employment Period”) shall commence on the date hereof (the “Effective Date”) and shall end on the Executive’s Date of Termination (as defined in Section 7(b) hereof). The term of this Agreement (the “Term”) shall begin on the Effective Date and shall end on the first anniversary thereof; provided that the Term shall be extended for an additional year on each anniversary of the Effective Date unless written notice is given not later than thirty (30) days prior to the end of the Term (including any extended Term) by either the Company or the Executive to the other party, that the Company or the Executive, as applicable, has elected not to extend the Term for an additional year, such that, subject to the proviso in Section 6(e), the Term shall expire, and the Executive’s employment with the Company shall terminate, effective as of the last day of the then current Term.

2.    Position and Duties.

(a)    As of the Effective Date, Executive shall serve as Executive Vice President, Operations of the Company, in which capacity the Executive shall perform the usual and customary duties of such office, which shall be those normally inherent in such capacity in companies of similar size and character as the Company and its Affiliates. The Executive agrees and acknowledges that, in connection with his employment relationship with the Company, when reasonably requested by the President the Executive shall also be required to perform the usual and customary duties of any executive with the title of Executive Vice President with companies of similar size and character as the Company and its Affiliates, whether or not such duties are within the scope of the Executive’s duties on the Effective Date.

(b)    During the Employment Period, the Executive agrees to devote substantially his full time, attention and energies to the Company’s business and agrees to faithfully and diligently endeavor to the best of his ability to further the best interests of the Company. The Executive shall not engage in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage. Subject to the covenants of Section 9 herein, this shall not be construed as preventing the Executive from investing his own assets in such form or manner as will not require his services in the daily operations of the affairs of the companies in which such investments are made. Further, subject to Section 9 herein, the Executive may serve as a director of other companies, if such service is approved by the Board of Managers or equivalent governing body of the Company (the “Board”), so long as such service is not detrimental to the Company, does not interfere with the Executive’s service to the Company and does not present the Executive with a conflict of interest.

(c)    In keeping with the Executive’s fiduciary duties to the Company, the Executive agrees that he shall not, directly or indirectly, become involved in any conflict of interest, or upon discovery thereof, allow such a conflict to continue. Moreover, the Executive agrees that he shall promptly disclose to the Board any facts which might involve any reasonable possibility of a conflict of interest, or be perceived as such.

(d)    Circumstances in which a conflict of interest on the part of the Executive would or might arise, and which should be reported immediately by the Executive to the Board, include, but are not limited to, the following: (i) ownership of a material interest in, acting in any capacity for, or accepting directly or indirectly any payments, services or loans from a supplier, contractor, subcontractor, customer or other entity with which the Company does business; (ii) misuse of information or facilities to which the Executive has access in a manner which will be detrimental to the Company’s interest; (iii) disclosure or other misuse of Confidential Information (as defined in Section 9); (iv) acquiring or trading in, directly or indirectly, other properties or interests connected with the design, manufacture or marketing of products designed, manufactured or marketed by the Company; (v) the appropriation to the Executive or the diversion to others, directly or indirectly, of any opportunity in which it is known or could reasonably be anticipated that the Company would be interested; and (vi) the ownership, directly or indirectly, of a material interest in an enterprise in competition with the Company or acting as a director, officer, partner, consultant, employee or agent of any enterprise which is in competition with the Company.

(e)    Further, the Executive covenants, warrants and represents that he shall:

(i)    devote his full and best efforts to the fulfillment of his employment obligations;

(ii)    exercise the highest degree of fiduciary loyalty and care and the highest standards of conduct in the performance of his duties; and

(iii)    endeavor to prevent any harm, in any way, to the business or reputation of the Company.

(f)    For purposes of this Section 2, the determination of whether any matter or transaction constitutes a conflict of interest hereunder shall be made solely by the Board in its reasonable discretion; provided, however, any matter or transaction that is permitted by or otherwise in compliance with the terms and conditions of all applicable ethics, conflict of interest or similar written policies of the Company in effect at the time of such determination shall not be a conflict of interest hereunder. The determination of whether any matter or transaction is permitted by or otherwise in compliance with the terms and conditions of such policies shall be made solely by the Board in its reasonable discretion.

3.    Place of Performance. In connection with the Executive’s employment by the Company, the Executive’s principal business address shall be at the Company’s current principal executive offices in Katy, Texas (the “Principal Place of Employment”) or in such other place as the Executive and the Company may agree.

4.    Compensation and Related Matters.

(a)    Base Salary. During the Employment Period, the Company shall pay, or cause Academy to pay, the Executive an annual base salary (“Base Salary”) in an amount that shall be established from time to time by the Board or a compensation committee thereof, payable in approximately equal installments in accordance with the Company’s customary payroll practices. The Base Salary shall be $300,000. The Board or a compensation committee thereof shall review the Executive’s Base Salary at least annually during the Employment Period. The Executive’s Base Salary may be increased but not decreased during the Employment Period.

(b)    Bonuses. During the Employment Period, the Executive shall be eligible to participate in a cash bonus plan maintained by the Company or Academy, as applicable (the “Annual Incentive Plan”). Except as expressly provided otherwise in this Section 4(b), the bonus opportunity afforded the Executive pursuant to this Section 4(b) may vary from year to year and any bonus earned thereunder (the “Annual Bonus”) shall be paid at a time and in a manner consistent with the Company’s or Academy’s, as applicable, customary practices. For each fiscal year during the Employment Period, the Executive’s Annual Bonus will be determined in accordance with the Annual Incentive Plan established for such fiscal year, which will afford the Executive an opportunity to earn a targeted annual bonus amount (the “Target Bonus Opportunity”) equal to a percentage of Base Salary determined by the Board at the first meeting of the Board following the date of this Agreement, based on the achievement of certain pre-established financial and other performance targets for such year (provided the actual annual bonus may be higher or lower than the targeted annual bonus amount based on performance), with any bonus earned thereunder to be paid in the immediately following fiscal year in accordance with the Annual Incentive Plan. The establishment of performance goals and the determination of the achievement of those goals is in all cases subject to the determination of the Board.

(c)    Expenses. The Company shall (or shall cause Academy to) reimburse the Executive for all reasonable business expenses incurred during the Employment Period by the Executive in performing services hereunder in accordance with the Company’s expense reimbursement policy, including all travel expenses while away from home on business or at the request of and in the service of the Company; provided, in each case, that such expenses are incurred and accounted for in accordance with the Company’s expense reimbursement policy.

(d)    Other Benefits. During the Employment Period, the Executive shall be entitled to participate in all of the employee benefit plans and arrangements made available by the Company to its other senior executive officers, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Company shall have the right to change, amend or discontinue any benefit plan, program, or perquisite.

(e)    Vacation. During the Employment Period, the Executive shall be entitled to such number of days of vacation per year as is specified in the Company’s vacation policy. The Executive’s vacation benefits shall be administered in accordance with the Company’s vacation policy.

(f)    Services Furnished. During the Employment Period, the Executive shall at all times be provided with office space, stenographic assistance and such other facilities and services as are suitable to his position and no less favorable than those being provided to the Executive by the Company as of the date hereof.

5.    Indemnification; Insurance. The Company shall indemnify the Executive to the fullest extent permitted by the laws of the Company’s state of organization in effect at that time, or regulations of the Company, whichever affords the greater protection to the Executive, for payments or expenses incurred or damages paid or payable by the Executive for bona fide claims against the Executive or the Company (including settlement amounts), where such claims are based upon the actions or failures to act by the Executive in his capacity as a service provider to the Company. The Executive will be entitled to coverage under any insurance policies the Company may elect to maintain generally for the benefit of its officers, directors and managers against all costs, charges and expenses incurred in connection with any action, suit or proceeding to which he may be made a party by reason of being an officer, director or manager of the Company.

6.    Termination. The Employment Period shall end in the event of a termination of the Executive’s employment in accordance with any of the provisions of this Section 6 or Section 7 on the Executive’s Date of Termination.

(a)    Death. The Executive’s employment hereunder shall terminate upon his death.

(b)    Disability. The Company may terminate the Executive’s employment as a result of the Executive’s “Disability,” as that term is defined below, provided the Company allows the Executive thirty (30) days following Notice of Termination (as defined in Section 7(a) hereof) to return to the performance of the essential functions of his position, with or without accommodation. For purposes of this Agreement, “Disability” means a physical or mental illness, incapacity or disability which has prevented the Executive from substantially performing Executive’s material duties for a period of one hundred eighty (180) consecutive days. During any such period that, as a result of such illness, incapacity or disability, the Executive fails to perform the essential function of his position, with or without reasonable accommodation (“Disability Period”), the Executive shall continue to receive his Base Salary at the rate in effect at the beginning of such period as well as all other payments and benefits set forth in Section 4 hereof, reduced, to the extent permitted by Code Section 409A, by any payments made to the Executive during the Disability Period under the disability benefit plans of the Company then in effect or under the Social Security disability insurance program.

(c)    Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon the occurrence of any of the following events:

(i)    the Executive has committed gross negligence or willful misconduct, an act of fraud, embezzlement, theft or other criminal act in connection with his duties or in the course of his employment with the Company;

(ii)    the Executive has committed an act leading to a conviction of a felony or a misdemeanor involving moral turpitude;

(iii)    the Executive has committed a material breach of any provision of this Agreement;

(iv)    the failure by the Executive to perform any and all covenants contained in (A) Sections 2(c), 2(d) and 2(e) for any reason other than the Executive’s death, Disability or following the Executive’s delivery of a Notice of Termination for Good Reason and (B) Section 9; or

(v)    a material breach by the Executive of the Confidentiality Agreement (as defined in Section 9(a));

provided, that, the Executive shall have thirty (30) days from the date on which the Executive receives the Company’s Notice of Termination for Cause under clause (iii), (iv) or (v) above to remedy any such occurrence otherwise constituting Cause under such clause (iii), (iv) or (v). The determination of whether there has been “Cause” for purposes of this Agreement shall be determined by the Board or any committee thereof in its sole discretion.

(d)    Good Reason. The Executive may terminate his employment hereunder for “Good Reason”. Good Reason for the Executive’s termination of employment shall mean the occurrence, without the Executive’s prior written consent, of any one or more of the following that constitutes a material negative change to the Executive in the service relationship:

(i)    the assignment to the Executive of any duties materially inconsistent with the Executive’s position, authority, duties or other responsibilities as contemplated by Section 2 of this Agreement, or any material diminution in the Executive’s title, authority, duties or reporting lines as they existed immediately following the closing of the Transaction;

(ii)    a reduction in the Executive’s Base Salary and Target Bonus Opportunity, in the aggregate, from the Executive’s Base Salary and Target Bonus Opportunity, in the aggregate, for the Company’s 2010 fiscal year, or if greater, from the Executive’s Base Salary and Target Bonus Opportunity, in the aggregate, as set by the Board from time to time following the date of this Agreement;

(iii)    the relocation of the principal place of employment to a location more than thirty-five (35) miles from the Principal Place of Employment, if a move to such other location materially increases the Executive’s commute; or

(iv)    a material breach by the Company of any provision of this Agreement;

provided, in any case, that the Company shall have thirty (30) days from the date on which the Company receives the Executive’s Notice of Termination for Good Reason to remedy any such occurrence otherwise constituting Good Reason. Notwithstanding any provision of this Agreement to the contrary, the Executive shall not be treated as having terminated his employment for a Good Reason event if he incurs a Separation from Service more than one year following the initial existence of the particular Good Reason condition or if he has not given the Company written notice of the Good Reason condition within ninety (90) days after the initial existence of the Good Reason condition or if he waives in writing his right to claim Good Reason as a result of the event.

(e)    Termination of Agreement. Either party hereto may terminate the employment of the Executive and this Agreement at any time by giving the Board or the Executive, as the case may be, no more than thirty (30) days’ prior written notice, in accordance with Section 7 hereof, of such party’s intent to so terminate this Agreement and the employment of the Executive; provided, that, notwithstanding anything in this Agreement to the contrary, in the event the Company elects not to extend the Term pursuant to Section 1, the termination of the Executive’s employment as a result of such nonrenewal shall be deemed a termination by the Company of the Executive’s employment with the Company without Cause effective as of the last day of the then current Term, which shall constitute the Executive’s Date of Termination for purposes of this Agreement.

7.    Termination Procedure.

(a)    Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination pursuant to Section 6(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and, except in the case of termination pursuant to Section 6(e), shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated (including, in the case of any Notice of Termination for Good Reason, a specific description of the event that the Executive believes constitutes an event of Good Reason).

(b)    Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated pursuant to Section 6(a) hereof, the date of the Executive’s death, (ii) if the Executive’s employment is terminated pursuant to Section 6(b) hereof, the later of (A) thirty (30) days after Notice of Termination is given and (B) the end of the one-hundred eighty (180) day period referenced in Section 6(b) hereof (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such period), (iii) if the Executive’s employment is terminated pursuant to Section 6(c) hereof, the date specified in the Notice of Termination, which date may be no earlier than the date the Executive is given notice in accordance with Section 11 hereof, (iv) if the Executive’s employment is terminated pursuant to Section 6(d) hereof, the date on which a Notice of Termination is given or any later date (within thirty (30) days of the date of such Notice of Termination) set forth in such Notice of Termination and (v) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination, which date shall be not later than thirty (30) days following the date on which Notice of Termination is given.

8.    Compensation Upon Termination or During Disability.

(a)    Accrued Salary and Accrued Obligation Defined. For purposes of this Agreement, “Accrued Salary” means a lump sum amount in cash equal to the sum of the Executive’s Base Salary accrued but not paid through the Date of Termination for periods through but not following the Executive’s Separation From Service, and any accrued vacation pay, in each case to the extent not theretofore paid. For purposes of this Agreement, “Prior Year Bonus” means any bonus earned by the Executive under the Annual Incentive Plan for the fiscal year of the Company immediately preceding the fiscal year of the Company in which the Date of Termination occurs but not paid as of the Date of Termination. For purposes of this Agreement, payment of the “Accrued Obligation” shall mean payment by the Company or Academy, as applicable, to the Executive (or his designated beneficiary or legal representative, as applicable), when due, of all benefits to which the Executive is entitled under the terms of the employee benefit plans and programs in which the Executive is a participant as of the Date of Termination, including, without limitation, any equity incentive awards in accordance with the terms of such plans and programs, and shall include any rights of Executive as an insured, or to coverage, under any director’s and officer’s liability insurance policy and any right to indemnification under applicable corporate law, this Agreement, the by-laws or certificate of incorporation of the Company or any subsidiary or any benefit plan of the Company and its affiliates or otherwise.

(b)    Disability; Death. Following the termination of the Executive’s employment pursuant to Section 6(a) or Section 6(b) hereof, the Company shall pay, or cause Academy to pay, to the Executive (or his designated beneficiary or legal representative, if applicable):

(i) the Accrued Salary within thirty (30) days after the Date of Termination;

(ii)    the Prior Year Bonus, if any, at the same time in the year of termination as such payment would be made if Executive continued to be employed by the Company;

(iii)    the Accrued Obligation at the times specified in and in accordance with the terms of the applicable employee benefit plans and compensation arrangements;

(iv)    an amount equal to one times the Executive’s Base Salary as in effect on the Date of Termination, payable in equal installments ratably over twelve (12) months following the Date of Termination in accordance with the Company’s normal payroll cycle and procedures, with the first installment to be paid on the first payroll date following the Release Payment Date (as defined in Section 8(f) below); provided, however, that if the Executive’s death occurs subsequent to the Date of Termination, any unpaid installments shall be paid to Executive’s estate or beneficiaries in a lump sum payment within thirty (30) days following the date of Executive’s death.

(v)    an amount equal to the bonus earned by the Executive under the Annual Incentive Plan for the fiscal year of the Company immediately preceding the fiscal year of the Company in which the Date of Termination occurs, payable in equal installments ratably over twelve (12) months following the Date of Termination in accordance with the Company’s normal payroll cycle and procedures, with the first installment to be paid on the first payroll date following the Release Payment Date (as defined in Section 8(f) below); provided, however, that if the Executive’s death occurs subsequent to the Date of Termination, any unpaid installments shall be paid to Executive’s estate or beneficiaries in a lump sum payment within thirty (30) days following the date of Executive’s death. Such payment is in lieu of the bonus that would have otherwise been due to the Executive under the Annual Incentive Plan for the performance period in which the Date of Termination occurs.

(c)    By the Company for Cause or by the Executive Without Good Reason. If during the Term the Executive’s employment is terminated by the Company pursuant to Section 6(c) hereof or by the Executive without Good Reason pursuant to Section 6(e) hereof, the Company shall pay, or cause Academy to pay, to the Executive the Accrued Salary within thirty (30) days following the Date of Termination. Following such payments, the Company shall have no further obligations, including under the Annual Incentive Plan, to the Executive other than as may be required by law or with respect to any Accrued Obligation under the terms of an employee benefit plan of the Company. The Company shall pay the Executive the Accrued Obligation at the times specified in and in accordance with the terms of the applicable employee benefit plans and compensation arrangements.

(d)    By the Company Without Cause or by the Executive for Good Reason. If during the Term the Executive’s employment is terminated by the Company other than for Cause (including as a result of the Company’s non-extension of the Term pursuant to Section 1), death or Disability or if the Executive terminates his employment for Good Reason, then:

(i)    Within thirty (30) days after the Date of Termination the Company shall pay, or cause Academy to pay, the Executive the Accrued Salary.

(ii)    The Company shall pay the Executive the Prior Year Bonus, if any is due, at the same time in the year of termination as such payment would be made if Executive continued to be employed by the Company

(iii)    The Company shall also pay, or cause Academy to pay, to the Executive a cash severance payment in an amount equal to the product of (x) two multiplied by (y) the sum of (A) Executive’s Base Salary (at the rate in effect as of the last day of the year immediately preceding the Date of Termination) and (B) the average annual bonus paid (or earned, to the extent not yet paid as of the Date of Termination) to Executive under the Annual Incentive Plan for the two fiscal years of the Company immediately preceding the fiscal year in which the Date of Termination occurs. The Company shall make such payment in equal installments ratably over twenty-four (24) months following the Date of Termination (the “Severance Period”) in accordance with the Company’s normal payroll cycle and procedures, with the first installment to be paid on the first payroll date following the Release Payment Date (as defined in Section 8(f) below); provided, however, that if the Executive’s death occurs subsequent to the Date of Termination, any unpaid installments shall be paid to Executive’s estate or beneficiaries in a lump sum payment within thirty (30) days following the date of Executive’s death.

(iv)    The Company shall also pay, or cause Academy to pay, to the Executive an amount equal to the product of (x) the bonus earned by the Executive under the Annual Incentive Plan for the fiscal year of the Company immediately preceding the fiscal year of the Company in which the Date of Termination occurs, multiplied by (y) a fraction, the numerator of which is equal to (A) the number of days between and including the first day of the fiscal year of the Company in which the Date of Termination occurs through and the denominator of which is equal to (B) 365. Such payment is in lieu of the bonus that would have otherwise been due to the Executive under the Annual Incentive Plan for the performance period in which the Date of Termination occurs. The Company shall make such payment on the Release Payment Date. The Company shall make such payment in equal installments ratably over twelve (12) months following the Date of Termination in accordance with the Company’s normal payroll cycle and procedures, with the first installment to be paid on the first payroll date following the Release Payment Date (as defined in Section 8(f) below); provided, however, that if the Executive’s death occurs subsequent to the Date of Termination, any unpaid installments shall be paid to Executive’s estate or beneficiaries in a lump sum payment within thirty (30) days following the date of Executive’s death.

(v)    During the Severance Period the Company shall (or shall cause Academy to) arrange to provide the Executive and his dependents medical insurance benefits contingent on Executive electing continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) no less favorable to those provided to active senior executives of the Company and their dependents at a price equal to the COBRA rate while eligible for COBRA and thereafter at the cost of coverage (which shall be deemed to be the COBRA cost unless otherwise defined by the U.S. Treasury), and the Company shall pay to Executive each month during the Severance Period an amount equal to the excess, if any, of the monthly premium under the Company’s benefit plans under which such medical insurance benefits are provided, as in effect from time to time, over the amount of Executive’s portion of such premiums as if Executive was an active employee, which payment shall be paid in advance on the first payroll day of each month during the such Severance Period, commencing with the month immediately following Executive’s date of termination; provided, however, that the first such payment shall be made on the Release Payment Date. Notwithstanding the foregoing, the payments provided under this clause (v) shall cease at such time as the Executive commences to receive such benefits from a subsequent employer of Executive during the Severance Period; provided further that the Executive shall have the obligation to notify the Company that he is receiving such benefits from a subsequent employer.

(vi)    The Company shall, pay, or cause Academy to pay, the Executive an amount equivalent to the product of (x) the monthly basic life insurance premium applicable to the Executive’s basic life insurance coverage immediately prior to the Date of Termination and (y) the number of full and fractional calendar months of the Severance Period. The Company shall make such payment in a lump sum in cash on the Release Payment Date. If applicable, the Executive may, at his option, convert his basic life insurance coverage to an individual policy after the Date of Termination by completing the forms required by the Company for this purpose, and the Company will reasonably cooperate in order to assist the Executive with such conversion.

(vii)    The Company shall pay the Executive the Accrued Obligation at the times specified in and in accordance with the terms of the applicable employee benefit plans and compensation arrangements.

(e)    No Right to Specify Year of Payment. The Executive shall have no right to specify the year in which any payment made under this Section 8 shall be made.

(f)    No Duty to Mitigate; Release. The Company agrees that, if the Executive’s employment with the Company terminates for any reason during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Section 8. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, or by offset against any amount claimed to be owed by the Executive to the Company or Academy. Payments to the Executive under this Section 8 (other than Accrued Obligations) are contingent upon the Executive’s execution and delivery, without revocation, of a fully effective release in the form of Exhibit A hereto on or prior to the sixtieth (60th) day following the Date of Termination (the “Release”); provided, however, that with respect to any payment subject to the foregoing that is (a) paid in installments that would otherwise commence prior to the sixtieth (60th) day following the Date of Termination, the first payment of any such payment shall be made on the sixtieth (60th) day after the Date of Termination (the “Release Payment Date”), and will include payment of any amounts that were otherwise due prior thereto, or (b) paid in a lump sum that would otherwise be paid prior to the Release Payment Date, such payment shall be made on the Release Payment Date.

9.    Confidential Information; Non-Competition; Non-Solicitation.

(a)    Confidential Information. The Company agrees to provide the Executive certain trade secrets, confidential information and knowledge or data relating to the Company and its Affiliates and their businesses during the Term of this Agreement. The Executive shall hold in a fiduciary capacity for the benefit of the Company and its Affiliates all trade secrets, confidential information, and knowledge or data relating to the Company and its Affiliates and their businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or an Affiliate (hereinafter being collectively referred to as “Confidential Information”). For the avoidance of doubt, Confidential Information shall not include information that:

(i)    is already in the Executive’s possession; provided that the information is not known by the Executive to be subject to another confidentiality agreement with, or otherwise subject to an obligation of secrecy to, the Company or any of its Affiliates,

(ii)    becomes generally available to the public other than as a result of acts by the Executive or representatives of the Executive in violation of this Agreement, or

(iii)    becomes available to the Executive on a non-confidential basis from a source other than the Company or any of its Affiliates or any of their respective directors, managers, officers, employees, agents or advisors; provided, that such source is not known by the Executive to be bound by a confidentiality agreement with, or otherwise bound by an obligation of secrecy to, the Company or any of its Affiliates.

The Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, other than in the good faith performance of his duties, communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company. Any termination of the Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 9(a). The Executive agrees to return all Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request by the Company and upon the termination of his employment hereunder for any reason.

Notwithstanding anything herein to the contrary, the Company hereby acknowledges and agrees that Executive may retain, as Executive’s own property, copies of Executive’s individual personnel documents, such as payroll and tax records, and similar personal records, Executive’s rolodex and Executive’s address book.

(b)    Non-Competition. During the Employment Period and for the period of six (6) months following the Date of Termination, or if applicable, the Severance Period (the “Restricted Period”), the Executive shall not, without the prior written consent of the Company, directly or indirectly, for himself or for others, anywhere in the United States, as an owner, investor, partner, shareholder, agent, representative, employee, officer, director, consultant, contractor, lender or otherwise (except for owning an investment interest of less than two percent (2%) in a publicly-traded company), participate in any business engaged primarily in the retail sale of sporting goods and outdoor products, including but not limited to the following companies and any of their successors, affiliates, or subsidiaries: Dick’s Sporting Goods, Inc.; Cabela’s Inc.; The Sports Authority, Inc.; Bass Pro Shops, Inc.; Gander Mountain Company; and Hibbett Sports, Inc. This restriction does not include (i) multi-purpose retailers, such as Wal-Mart Stores, Inc. and Target Corp., where the sale of sporting goods and outdoor products by such retailer is less than 50% of such retailer’s total sales; and (ii) any business engaged primarily in the retail sale of sporting goods and outdoor products with total sales from all sources (including retail stores, on-line, subsidiaries and affiliates) of less than $250 million annually.

(c)    Non-Solicitation. During the Restricted Period, the Executive agrees that he will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following:

(i)    Solicit on behalf of another person or entity, the employment or services of any person who was known to be employed, in a salaried position, by or was a known substantially full-time consultant or substantially full-time independent contractor to the Company or any Affiliate upon the Date of Termination, or within six (6) months prior thereto; or

(ii)    Otherwise knowingly interfere in any material respect with the business of the Company or any Affiliate (other than consumers) or the relationship with any vendor or supplier that existed prior to the Date of Termination.

Notwithstanding the foregoing, the restrictions in this Section 9(c) shall not apply with regard to general solicitations of the Executive that are not specifically directed to employees, consultants or independent contractors of the Company or any Affiliate.

(d)    Enforcement. The Executive and the Company agree and acknowledge that the Company has a substantial and legitimate interest in protecting the Company’s Confidential Information and goodwill. The Executive and the Company further agree and acknowledge that the provisions of this Section 9 are reasonably necessary to protect the Company’s legitimate business interests and are designed to protect the Company’s Confidential Information and goodwill. The Executive agrees that the scope of the restrictions as to time, geographic area, and scope of activity in this Section 9 are reasonably necessary for the protection of the Company’s and its Affiliates’ legitimate business interests and are not oppressive or injurious to the public interest. The Executive agrees that in the event of a breach or threatened breach of any of the provisions of this Section 9 the Company shall be entitled to injunctive relief against the Executive’s activities to the extent allowed by law, and the Executive waives any requirement for the posting of any bond by the Company in connection with such action. In the event that any court determines that any restriction in this Agreement constitutes an unreasonable restriction against the Executive, the Executive and the Company agree that the provisions of this Agreement shall not be rendered void but shall apply as to time, territory or to such other extent as such court may determine or indicate constitutes a reasonable restriction under the circumstances involved. The Executive further agrees that any breach or threatened breach of any of the provisions of Section 9(a), (b) or (c) would cause injury to the Company for which monetary damages alone would not be a sufficient remedy.

10.    Section 409A.

(a)    Compliance With 409A. The parties hereby agree that the provisions of this Agreement shall be interpreted to comply with or be exempt from Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A and modifying it would avoid such additional tax, the Company shall, after consulting with the Executive, reform such provision to comply with or avoid application of Section 409A; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of Section 409A.

(b)    Six-month Wait for Specified Employees. Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the Date of Termination to be a Specified Employee and the Company is a public company, then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment or benefit shall not be made or provided (subject to the last sentence hereof) prior to the earlier of (i) the expiration of the six (6) month period measured from the date of his Separation From Service or (ii) the date of his death (such relevant period, the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 10(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefore were paid by the Executive, the Executive shall pay the full cost of premiums for such welfare benefits during the Delay Period and the Company shall pay, or shall cause Academy to pay, the Executive an amount equal to the amount of such premiums paid by the Executive during the Delay Period promptly after its conclusion. For purposes of this Agreement, the terms “Separation From Service” and “Specified Employee” shall have the meanings ascribed to those terms in Section 409A, the term “Section 409A” means section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder by the Internal Revenue Service and the Department of Treasury.

(c)    Termination as a Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of Sections 1, 8 and any other provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a Separation From Service and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean separation from service.

(d)    Payment Period for Reimbursements, In-Kind Benefits and Tax Gross-Up Payments. All reimbursements for costs and expenses pursuant this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, however, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(e)    Payments Within Specified Number of Days. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the Date of Termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f)    Installments as Separate Payment. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

11.    Successors; Binding Agreement.

(a)    Company’s Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company and/or the Operating Affiliates to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, (i) “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets of the Company and/or the Operating Affiliates as aforesaid (including but not limited to an acquirer of such business and/or assets) that executes and delivers the agreement provided for in this Section 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law or otherwise, and (ii) “Operating Affiliates” shall mean the Company, Academy or the Affiliates through which the Company, Academy and the Affiliates conduct substantially all of their business.

(b)    Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live or any amount is payable under this Agreement as a result of his death, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there is no such designee, to the Executive’s estate.

(c)    Guarantee of Obligations. New Academy Holding Company LLC as the parent entity of Academy Ltd of which the Company is the general partner hereby guarantees all obligations of the Company under this Agreement as set forth in Exhibit B attached hereto.

12.    Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive, to the last address shown on records of the

Company; If to the Company:

Academy Managing Co., L.L.C.

1800 North Mason Road

Katy, Texas 77449

Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13.    Amendment or Modification; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board or a compensation committee thereof. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

14.    Dispute Resolution.

(a)    The exclusive venue for any action in respect of Section 9 of this Agreement shall be the state and Federal courts located in Harris County, Texas.

(b)    Except as provided in Section 14(a) above, any dispute or controversy arising out of or relating to this Agreement, including without limitation, any and all disputes, claims (whether in tort, contract, statutory or otherwise) or disagreements concerning the interpretation or application of the provisions of this Agreement shall be resolved by final and binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The arbitration shall take place in Houston, Texas. The arbitral tribunal (“Tribunal”) shall be composed of three arbitrators, each of whom shall be independent and impartial. Within fifteen (15) business days of the initiation of an arbitration hereunder, the Company and the Executive will each appoint an arbitrator, and within twenty (20) business days of their appointment, the two appointed arbitrators will appoint a third arbitrator, who shall be the Chair of the Tribunal. If two or more tribunals under these agreements issue consolidation orders, the order issued first shall prevail. The arbitrators shall strive to issue a reasoned award in writing within sixty (60) days from the date of the close of the arbitration hearing. The decision of the arbitrators will be final and binding on both parties. This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16. Judgment on any award(s) rendered by the arbitrators may be entered in any court having jurisdiction thereof.

15.    Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law principles.

16.    Miscellaneous. All references to sections of any statute shall be deemed also to refer to any successor provisions to such sections. The obligations of the parties under Sections 5, 8, 9, 11 and 14 hereof shall survive the expiration of the Term and the termination of this Agreement. The compensation and benefits payable to the Executive or his beneficiary under Section 8 of this Agreement shall be in lieu of any other severance benefits, if any, to which the Executive may otherwise be entitled upon his termination of employment under any severance plan, program, policy or arrangement of the Company; provided, however, that such compensation and benefits shall not be in lieu of any compensation and benefits provided under any change of control agreement or other agreement providing any retention, incentive, or other similar bonus to the Executive, including if such retention, incentive, or other similar bonus becomes payable upon or in connection with the Executive’s termination of employment or resignation.

17.    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect throughout the Term. Should any one or more of the provisions of this Agreement be held to be excessive or unreasonable as to duration, geographical scope or activity, then that provision shall be construed by limiting and reducing it so as to be reasonable and enforceable to the extent compatible with the applicable law.

18.    Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the Executive’s employment with the Company (and any termination thereof) and all other subject matter contained herein as of the Effective Date, supersedes all prior agreement (including, without limitation, that certain Further Amended and Restated Change in Control Agreement dated as of April 20, 2011 and executed on May 3, 2011 by and between Academy Managing Co., L.L.C. and the Executive, and the Confidentiality Agreement between the Executive and the Company dated June 7, 2007), promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; provided, that the Confidentiality Agreement shall not be superseded hereby. In addition, this Agreement shall not supersede, or limit in any respect the Executive’s rights under, the Unit Option Agreement dated as of August 30, 2011 by and between New Academy Holding Company LLC and Executive, the Management Subscription and Unitholders Agreement dated as of August 30, 2011 by and between New Academy Holding Company, LLC, Allstar Managers LLC and Executive, or any agreements or arrangements incorporated therein or to which they relate.

19.    Withholding. The Company or Academy, as applicable, may withhold from any payments or benefits made or provided pursuant to this Agreement all federal, state, local, foreign and other taxes as may be required to be withheld under applicable law and all other employee deductions made with respect to employees or other senior executive officers of the Company or Academy generally, as applicable.

20.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[Signatures on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

ACADEMY MANAGING CO., L.L.C.

By:	/s/ Rodney Faldyn
	Name:	Rodney Faldyn
	Title:	President & CEO

KENNETH D. ATTAWAY

By:	/s/ Kenneth D. Attaway

EXHIBIT A

RELEASE

The Executive hereby irrevocably and unconditionally releases, acquits and forever discharges the Company (as defined in the Executive’s Second Amended and Restated Employment Agreement to which this Exhibit A (this “Release”) is attached) and its affiliated companies and their directors, managers, officers, employees and representatives (collectively, “Releasees”), from any and all claims, liabilities, obligations, damages, causes of action, demands, costs, losses and/or expenses (including attorneys’ fees) of any nature whatsoever, whether known or unknown, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, or any legal restrictions on the Company’s right to terminate employees, or any federal, state or other governmental statute, regulation. or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended and the Age Discrimination in Employment Act of 1967, as amended, the Texas Commission on Human Rights Act, Chapter 451 of the Texas Labor Code, the Texas Payday Law, the Equal Pay Act, the Fair Labor Standards Act, the Consolidated Omnibus Budget Reconciliation Act, the Employee Retirement Income Security Act of 1974, as amended, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, and the Americans with Disabilities Act of 1990, which the Executive claims to have against any of the Releasees (in each case, except as to indemnification provided by (a) the Executive’s Amended and Restated Employment Agreement with the Company (as amended or superseded from time to time) and/or (b) by the Company’s Regulations and any indemnification agreement or arrangement permitted by the laws of the State of Texas and by officers and other liability insurance coverages to the extent the Executive would have enjoyed such coverages had the Executive remained an officer of the Company). In addition, to the extent permitted by law, the Executive waives all rights and benefits afforded by any state laws which provide in substance that a general release does not extend to claims which a person does not know or suspect to exist in his favor at the time of executing the release which, if known by him, must have materially affected the Executive’s settlement with the other person.

The exceptions to the foregoing are (i) claims and rights that may arise after the date of execution of this Release, (ii) claims and rights arising or with regard to accrued benefits under any under any employee benefit plan, policy or arrangement maintained by the Company (including, but not limited to the Annual Incentive Plan, but excluding any severance plan, policy or arrangement), (iii) claims and rights arising under Section 8 of the Executive’s Second Amended and Restated Employment Agreement, (iv) treatment of Executive’s equity awards as provided in the applicable equity plan or award agreement, (v) any existing right to indemnification under applicable corporate law, the Second Amended and Restated Employment Agreement, the by-laws or certificate of incorporation of the Company or its parent entities or Affiliates or any benefit plan of the Company and its Affiliates, or any agreement between Executive and the Company or its parent entities or Affiliates, (vi) any rights of Executive as an insured, or to coverage, under any director’s and officer’s liability insurance policy of the Company or its parent entities or Affiliates, (vii) any rights or obligations of Executive under applicable law which cannot be waived or released pursuant to an agreement, (viii) Executive’s rights to enforce this Release, and (ix) Executive’s rights under the provisions of the Second Amended and Restated Employment Agreement that are intended to survive my termination of employment as expressly stated therein.

Executive represents and warrants that he has not previously filed, and to the maximum extent permitted by law, agrees not to file, a claim against any Releasee regarding any of the claims respectively released herein. If, notwithstanding this representation and warranty, Executive has filed or files such a claim, Executive agrees to cause such claim to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such claim, including without limitation the attorneys’ fees and expenses of any of the parties against whom such a claim has been filed.

The Executive understands and agrees that:

He has a period of 21 days within which to consider whether he desires to execute this Release, that no one hurried him into executing this Release during that 21- day period, that no one coerced him into executing this Release, and that, if applicable, execution of this Release before the expiration of the 21-day period is voluntary.

He has carefully read and fully understands all of the provisions of this Release, and declares that the Release is written in a manner that he fully understands.

He is, through this Release, releasing the Releasees from any and all claims he may have against the Releasees, and that this Release constitutes a release and discharge of claims arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621-634, including the Older Workers’ Benefit Protection Act, 29 U.S.C. § 626(f).

He declares that his agreement to all of the terms set forth in this Release is knowing and is voluntary.

He knowingly and voluntarily intends to be legally bound by the terms of this Release.

He was advised and hereby is advised in writing to consult with an attorney of his choice concerning the legal effect of this Release prior to executing this Release.

He understands that rights or claims that may arise after the date this Release is executed are not waived.

He understands that he is waiving his rights or claims under the Age Discrimination in Employment Act in exchange for consideration to which he is not otherwise entitled.

He understands that, in connection with the release of any claim arising under the Age Discrimination in Employment Act, he has seven days following his execution of this Release to revoke his acceptance of this Release, and that he may deliver notification of revocation by letter or facsimile addressed to the General Counsel of the Company, at 1800 North Mason Road, Katy, TX 77449, or (281) 646-5071. He understands that this Release will not become effective and binding with respect to any claim arising under the Age Discrimination in Employment Act, until after the expiration of the period during which he may revoke this Release. The revocation period commences when the Executive executes this Release and ends at 11:59 p.m. on the seventh calendar day after execution, not counting the date on which the Executive executes this Release. The Executive understands that if he does not deliver a notice of revocation within the time period described in this paragraph I, this Release will become a final, binding and enforceable release of any claim of age discrimination. This right of revocation shall not affect the release of any claim other than a claim of age discrimination arising under federal law.

He understands that nothing in this Release shall be construed to prohibit the Executive from filing a charge or complaint, including a challenge to the validity of this Release, with the Equal Employment Opportunity Commission or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission. Further, he understands that nothing in this Release shall be deemed to limit any Releasee’s right to seek immediate dismissal of such charge or complaint on the basis that his signing of this Release constitutes a full release of any individual rights under the federal discrimination laws, or to seek restitution to the extent permitted by applicable law of the payments and benefits provided to him under the Agreement in the event he successfully challenges the validity of this Release and prevails in any claim under the federal discrimination laws.

AGREED AND ACCEPTED, on this                      day of             ,         .

KEN ATTAWAY

EXHIBIT B

GUARANTY

New Academy Holding Company LLC, Delaware limited liability company (the “Guarantor”) hereby confirms and ratifies the Second Amended and Restated Employment Agreement, dated as of August 30, 2011 (together with any exhibits and attachments related thereto, the “Employment Agreement”), by and Academy Managing Co., L.L.C., a Texas limited liability company (the “Company”), and Ken Attaway (the “Executive”) and agrees to the provisions of Section 11(c) of the Employment Agreement. For value received and to induce Executive to enter into the Employment Agreement, the Guarantor hereby irrevocably guarantees to Executive the prompt performance and payment of all obligations of the Company to Executive under the Employment Agreement. This is a guarantee of performance and payment and not of collection. The obligations of the Guarantor under this guarantee shall not be affected or impaired by reason of the happening from time to time of any of the following with respect to the Employment Agreement: (i) the waiver by Executive or the Company of the performance or observance of any provision of the Employment Agreement; (ii) the modification or amendment (whether material or otherwise) of any of the obligations of the Company or Executive under the Employment Agreement, except that the Guarantor’s obligations shall be deemed modified and/or amended to the same extent; (iii) any failure, omission or delay on the part of Executive to enforce, assert or exercise any right conferred on Executive in the Employment Agreement or otherwise; or (iv) any bankruptcy, insolvency or reorganization of, any arrangement or assignment for benefit of creditors, by or any trusteeship with respect to, the Company or any of its assets. The Guarantor agrees that the resolution of dispute procedures and provision in Section 14 of the Employment Agreement shall be binding upon it with regard to any dispute as to this Guarantee, agrees that any determination of any court in any proceeding, or of any arbitrator in any arbitration, in each case, between the Company and Executive shall be binding on the Guarantor, agrees to be subject to the jurisdiction of the state and Federal courts in the State of Texas, agrees not to assert arguments of forum nonconvenience and agrees that service upon it may be made by registered mail, return receipt requested. The Guarantor shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business, assets or stock of Guarantor to expressly assume the guarantee and to fulfill the obligations hereunder as if no succession had taken place.

New Academy Holding Company LLC

By:
Name:
Title:

B-1

AMENDMENT AGREEMENT

This Amendment Agreement (the “Amendment”) is made as of August 6, 2012 by Kenneth D. Attaway (the “Executive”) and Academy Managing Co., L.L.C. (the “Company”).

WHEREAS, the Company and Executive are parties to the Second Amended and Restated Employment Agreement dated as of August 30, 2011 (as amended or restated, the “Employment Agreement”), pursuant to which Executive is entitled to receive a Base Salary amount and pursuant to which it was agreed that the Board would establish Executive’s Target Bonus Opportunity as a percentage of Base Salary (all capitalized terms contained herein are as defined in the Employment Agreement); and

WHEREAS, Executive’s Base Salary and Target Bonus Opportunity (together, the “Total Cash Opportunity”) have now been established by the Board for Fiscal 2012; and

WHEREAS, Executive and the Company wish to confirm their agreement with respect to the foregoing by executing this Amendment.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Executive, intending to legally be bound, agrees as follows:

Section 1.    Amendments.

(a)    Section 4(a) of the Employment Agreement is hereby amended by replacing the second sentence therein with the following:

“The Base Salary shall be $325,000.”

(b)    Section 4(b) of the Employment Agreement is hereby amended by replacing the third sentence contained therein with the following:

“For each fiscal year during the Employment Period, the Executive’s Annual Bonus will be determined in accordance with the Annual Incentive Plan established for such fiscal year, which will afford the Executive an opportunity to earn a targeted annual bonus amount (the “Target Bonus Opportunity”) equal to one hundred percent (100%) of Base Salary, based on the achievement of certain pre-established financial and other performance targets for such year (provided the actual Annual Bonus may be higher or lower than the Target Bonus Opportunity based on performance), with any Annual Bonus earned thereunder to be paid in the immediately following fiscal year in accordance with the Annual Incentive Plan.”

(c)    Section 6(d) of the Employment Agreement, which contains the definition of “Good Reason,” is hereby amended by replacing clause (ii) thereof with the following:

“(ii)    a reduction in the Executive’s Base Salary and Target Bonus Opportunity, in the aggregate, from the Executive’s Base Salary and Target Bonus Opportunity, in the aggregate, for the Company’s 2012 fiscal year, or if greater, from the Executive’s Base Salary and Target Bonus Opportunity, in the aggregate, as set by the Board from time to time following the date of this Agreement;”

Section 2.    Acknowledgment. Executive acknowledges and agrees that Executive hereby waives any right or claim that the establishment of Executive’s Total Cash Opportunity for the Company’s 2012 fiscal year as described and provided in this Amendment constituted or constitutes an event giving rise to Good Reason under the Employment Agreement or any other agreement referenced therein.

Section 3.    Headings. The headings of the sections of this Amendment are inserted as a matter of convenience and for reference purposes only and in no respect define, limit or describe the scope of this Amendment or the intent of any section.

Section 4.    Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Texas, applicable to contracts executed in and to be performed entirely within that State.

Section 5.    Entire Agreement. Except as expressly amended hereby, the terms and conditions of the Employment Agreement shall continue in full force and effect.

Section 6.    Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

EXECUTIVE

By:	/s/ Kenneth D. Attaway
	Name:	Kenneth D. Attaway

COMPANY:

By:	/s/ Rodney Faldyn
	Name:	Rodney Faldyn
	Title:	President & Chief Executive Officer